UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
June 4, 2007
Date of Report (Date of Earliest Event Reported)

POLYMEDIX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51895 (Commission File Number)	27-0125925 (IRS Employer Identification No.)

170 N. Radnor Chester Road, Suite 300
Radnor, Pennsylvania (Address of principal executive offices)		19087 (Zip Code)
(448) 598-2400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

At the 2007 annual meeting (the “Annual Meeting”) of stockholders of PolyMedix, Inc. (the “Company”) on June 4, 2007, the Company’s stockholders approved an amendment (the “Amendment”) to the Company’s Certificate of Designations (the “Certificate of Designations”) of the Series 1 Convertible Preferred Stock (“Series 1 Preferred Stock”) to provide for the automatic and immediate conversion of each share of Series 1 Preferred Stock into 2.247 shares of the Company’s common stock. In addition, the Amendment provides that holders of the Series 1 Preferred Stock immediately prior to the conversion will maintain their current anti-dilution protection through December 31, 2007. Cash will be paid in lieu of any fractional shares resulting from the conversion. The Amendment became effective on June 5, 2007 upon filing with the Secretary of State of the State of Delaware.

The Amendment will result in Series 1 Preferred stockholders receiving the same number of shares that they would have received under the unamended Certificate of Designations assuming that such shares of Series 1 Preferred Stock were held until the Series 1 Preferred Stock automatically converted on December 31, 2008, including all shares of Series 1 Preferred Stock issued as dividends on the outstanding Series 1 Preferred Stock through that date. Consequently, the Amendment does not affect the total number of shares of common stock that would otherwise have been issued to Series 1 Preferred stockholders. Series 1 Preferred stockholders will just receive those shares of common stock sooner.

Following conversion, Series 1 Preferred stockholders will hold shares of common stock and will have the rights of a common stockholder. As a result, Series 1 Preferred stockholders no longer have certain rights including the right to (i) receive preferential payments in the event of any liquidation, dissolution or winding up of the Company, (ii) vote as a separate class in connection with certain matters, (iii) anti-dilution protection in connection with certain issuances of the Company’s securities after December 31, 2007 and (iv) existing “piggyback” registration rights. However, holders of Series 1 Preferred Stock have been offered the right to have their shares included in a substitute registration statement that the Company will file no later than September 1, 2007 regardless of whether the amendment had been approved.

The information disclosed in Item 8.01 and the full text of the Amendment, which is attached as Exhibit 3.2 to this Report, are incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

The Company presented a slideshow at the Annual Meeting. Copies of the slides presented are attached as Exhibit 99.1 to this Report. In accordance with General Instruction B.2 of Form 8-K, the information in this Report, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. The information in this Report will not be deemed as an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 8.01.	Other Events.

At the Annual Meeting, the following five proposals were considered:

1. To elect six directors to the Board of Directors for a term of one (1) year and until a successor is duly elected and qualified. Each of the nominees was elected by the margin indicated below:

	Number of Shares	Number of Shares
Nominee	Voted For	Withheld
Mr. Nicholas Landekic	16,221,533	0
Mr. Frank Slattery, Jr.	16,221,533	0
Mr. Frank M. DeLape	16,203,135	18,398
Dr. William N. Kelley	16,221,533	0
Dr. Michael E. Lewis	16,221,533	0
Mr. Shaun F. O’Malley	16,221,533	0

2. To approve an amendment to the Company’s Certificate of Incorporation increasing the number of shares of capital stock the Company is authorized to issue from 50,000,000 shares to 100,000,000 shares. A copy of the amendment is attached as Exhibit 3.1 to this Report. The amendment was approved by the margin indicated below:

Number of Shares	Number of Shares
Voted For	Voted Against	Abstentions	Broker Non-Votes
15,221,784	999,749	0	0

3. To approve an amendment to the Company’s Certificate of Incorporation to provide the Company’s Board of Directors with authority to amend the Company’s Bylaws. A copy of the amendment is attached as Exhibit 3.1 to this Report. The amendment was approved by the margin indicated below:

Number of Shares	Number of Shares
Voted For	Voted Against	Abstentions	Broker Non-Votes
16,094,762	126,771	0	0

4. To approve an amendment to the Company’s Certificate of Designations of Series 1 Convertible Preferred Stock to provide for the automatic and immediate conversion of each share of Series 1 Preferred Stock into 2.247 shares of Company Common Stock. A copy of the amendment is attached as Exhibit 3.2 to this Report. The amendment was approved by the margin indicated below:

Number of Shares	Number of Shares
Voted For	Voted Against	Abstentions	Broker Non-Votes
16,150,182	71,351	0	0

5. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. The ratification of the appointment of the independent registered public accounting firm was approved by the margin indicated below:

Number of Shares	Number of Shares
Voted For	Voted Against	Abstentions	Broker Non-Votes
16,221,533	0	0	0

Item 9.01(d)	Financial Statements and Exhibits.
3.1 Certificate of Amendment to Amended and Restated Certificate of Incorporation of Registrant.
3.2 Certificate of Amendment to Certificate of Designations of Registrant’s Series 1 Convertible Preferred Stock.

99.1 Slideshow presented June 4, 2007 at the annual meeting of shareholders.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMEDIX, INC.

June 5, 2007	/s/ Edward F. Smith

Edward F. Smith
Vice President, Finance and Chief Financial Officer